ADHEREX TECHNOLOGIES INC.	Contact: Rosty Raykov
Chief Executive Officer
(919) 636-5144

For Immediate Release

ADHEREX TECHNOLOGIES INC. ANNOUNCES
WARRANT EXCHANGE

RESEARCH TRIANGLE PARK, NC, June 30, 2014 – Adherex Technologies Inc. (TSX: AHX; OTC: ADHXF) (the “Company”) today announced it is offering holders of warrants originally issued by the Company on or about April 30, 2010 and March 29, 2011 the opportunity to exchange 180 warrants for one new warrant to purchase one share of common stock at a lower exercise price. Each 18 warrants eligible to participate in the exchange currently entitle the holder thereof to purchase one share of the Company’s common stock at an exercise price of CAD$1.44. The new warrants issued in the exchange will entitle the holder thereof to purchase one share of the Company’s common stock at an exercise price of US$0.50. Other than described above, the new warrants will have the same terms (including the same expiration date) as the warrants that are exchanged. The offer to exchange eligible warrants for new warrants will expire on July 29, 2014, unless extended to a later date by the Company. Some of the warrants eligible to participate in the exchange are listed on the Toronto Stock Exchange and trade under the symbol AHX.WT. The Company does not intend to list the new warrants on any securities exchange.

The warrant exchange was agreed to by the Company in connection with its private placement that occurred in November 2013 and will significantly reduce the number of shares of common stock issuable upon exercise of the current warrants. As part of the November 2013 private placement, the Company’s two largest shareholders, who collectively hold 60% of all warrants, have agreed to exchange all of their existing warrants for 1,080,324 new warrants pursuant to the warrant exchange. If all holders of warrants agree to the exchange, 1,803,471 new warrants will be issued at US$0.50.

Important Information

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s warrants. The offer to exchange will be made only pursuant to the Offer Letter, the Letter of Transmittal and other materials that are being mailed shortly to holders of warrants eligible to participate in the exchange. Holders of warrants eligible to participate in the exchange should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the various terms of, and conditions to, the exchange offer. The company has filed a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission, which includes the Offer Letter, the Letter of Transmittal and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov and on SEDAR at www.sedar.com. Holders of warrants eligible to participate in the exchange are urged to read those materials carefully prior to making any decisions with respect to the exchange offer.

About Adherex Technologies Inc.

The Company is a biopharmaceutical company focused on cancer therapeutics. The Company’s principal executive offices are located at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC. The Company’s telephone number is (919) 636-4530.

Forward-Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, the risks described in the Offer Letter and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Adherex Technologies Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to the Company’s public filings available at www.sec.gov and www.sedar.com.

- 2 -